Exhibit 10.10

PATENT LICENSE AGREEMENT

between

the United States of America, LICENSOR
represented by
the National Aeronautics and Space Administration

and

Power Efficiency Corporation, LICENSEE

for

United States of America

License No. DN-858

NONEXCLUSIVE UNITED STATES PATENT LICENSE AGREEMENT

          Effective May 24, 1995, the National Aeronautics and Space Administration (NASA), a duly constituted agency of the Government of the United States, having its headquarters in Washington, D.C., and Power Efficiency Corporation, a corporation of the State of Delaware, having its headquarters in Newark, New Jersey, agree as follows:

ARTICLE I

GENERAL

          1.1          The making of this Nonexclusive United States Patent License Agreement has been determined to be in the interests of the Federal Government and the public and is consistent with the NASA patent licensing regulations, 37 C.F.R. § 401.1 et seg., as promulgated under the authority of 35 U.S.C. § 206.

          1.2          In accordance with the policy and objective expressed in 37 C.F.R. § 404.2, a purpose of this license is to promote the utilization of inventions arising from NASA supported research and development.

          1.3          NASA has numerous patents and maintains extensive continuing development in technological areas both related and unrelated to the patent or patents involved with this

Agreement. No rights in any technology, patents, or applications for patent shall be granted unless expressly so provided by this Agreement.

ARTICLE II

DEFINITIONS

          2.1          NASA and Power Efficiency Corporation are occasionally referred to as "parties" (in either singular or plural usage as indicated by context) in this Agreement.

          2.2          Terms in this Agreement which are set forth in upper case letters (other than names of parties and Article headings) have the meanings established below in this Article II or, as to certain terms, in Article V of this Agreement. Other terminology will be defined in this Agreement where appropriate.

          2.3          LICENSED PATENTS means the United States patents on inventions enumerated in Attachment I at the end of this Agreement or any corresponding reissue patent or reexamination certificate.

          2.4          LICENSED PRODUCTS means any and all products which employ or are produced by the practice of inventions claimed in the LICENSED PATENTS.

          2.5          LICENSEE means Power Efficiency Corporation.

          2.6          LICENSOR means the United States of America as represented by the National Aeronautics and Space Administration (NASA).

          2.7          The expression "otherwise dispose(d) of" used in connection with LICENSED PRODUCTS means (1) LICENSED PRODUCTS not sold but delivered (including deliveries under lease and deliveries for export) by a party licensed under this Agreement to others (including parent and subsidiary companies of the party licensed under this Agreement), regardless of the basis of compensation, if any; and (2) LICENSED PRODUCTS which are put into use by a party licensed under this Agreement for any purpose other than routine testing of such LICENSED PRODUCTS.

ARTICLE III

LICENSE GRANT

          3.1          The LICENSOR grants to the LICENSEE under the LICENSED PATENTS and, except as otherwise provided in Article XII or XIII of this Agreement, for the lives of such PATENTS, a nonexclusive license to make, use, sell, or otherwise dispose of the LICENSED PRODUCTS throughout the United States, its territories, and possessions.

ARTICLE IV

INVENTION UTILIZATION

          4.1          In accordance with 14 C.F.R. § 1245.202(e), and for purposes of this Agreement, "practical application "means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

          4.2          The LICENSEE agrees to:

          (1)          carry out the plan for development or marketing the LICENSED PATENTS set out in Attachment II at the end of this Agreement,

          (2)          achieve practical application of the LICENSED PATENTS within two (2) years of the effective date of this Agreement, and

          (3)          continue to make the benefits of the LICENSED PATENTS reasonably accessible to the public.

          4.3          The LICENSEE shall promptly report any discontinuance of practical application to the LICENSOR.

          4.4          The LICENSEE agrees that the LICENSED PRODUCTS will be substantially manufactured in the United States.

ARTICLE V

ROYALTIES AND PAYMENTS

          5.1          The LICENSEE will pay to the LICENSOR royalties at a rate according to the following schedule:

          (1)          An initial royalty of $2,500.00 within thirty (30) days of the effective date of this Agreement and an additional $2,500.00 within one-hundred twenty (120) days of the effective date of the Agreement for a total of $5,000.00. This initial royalty is nonrefundable and will not be credited against any royalties which become due and payable under this Agreement. However, any initial royalty that the LICENSEE paid in connection with all previously executed agreements under the LICENSED PATENTS shall be credited against the initial royalty under this Agreement.

          (2)          For each year, from the effective date of this Agreement through 2001, an annual minimum royalty, defined below, or two (2) percent of the NET SELLING PRICE of all LICENSED PRODUCTS sold or otherwise disposed of under any subsisting and unexpired claim of any LICENSED PATENT, whichever is greater. The annual minimum royalty shall be {$2,000.00 + $300.00(x - l)} where x represents the number of years this Agreement has been in effect.

          5.2          NET SELLING PRICE, for the purpose of computing royalties under the provisions of Paragraph 5.1 above, means the LICENSEE's invoice price, f.o.b. factory, after regular trade and quantity discounts actually given, but before deduction for any other items, including but not limited to freight allowances, cash discounts, and agent's commissions.

          5.3          In order to insure to the LICENSOR the full royalty payments contemplated in this Agreement, the LICENSEE agrees that in the event any LICENSED PRODUCT shall be sold for purposes of resale (1) to any type of organization or individual who owns a controlling interest in the LICENSEE by stock ownership or otherwise, (2) to any type of organization in which the LICENSEE, stockholders of the LICENSEE, or any associated concern of the LICENSEE shall own, directly or indirectly, a controlling interest by stock ownership or otherwise, or (3) to any type of organization with which, or individual with whom the LICENSEE, its stockholders, or associated companies shall have any agreement, understanding, or arrangement (such as, among other things, an option to purchase stock, an arrangement involving a division of profits, or special rebates or allowances) without which agreement, understanding, or arrangement, prices paid by such organization or individual for the LICENSED PRODUCTS would be higher than the NET SELLING PRICE reported by the LICENSEE, or if such agreement, understanding, or arrangement results in extending to such organization or individual lower prices for LICENSED PRODUCTS than those charged to outside concerns buying similar merchandise in similar amounts and under similar conditions, then, and in all similar events, the royalties to be paid under this Agreement for the LICENSED PRODUCTS shall be based upon the NET SELLING PRICE at which the purchaser of the LICENSED PRODUCTS resells the LICENSED PRODUCTS, rather than upon the NET SELLING PRICES of the LICENSEE. However, the LICENSEE will not be obligated under the foregoing to pay royalties based upon selling prices in excess of the standard NET SELLING PRICES at which it or any of the organizations or individuals associated with it as specified in this Paragraph 5.3 shall sell such LICENSED PRODUCTS to any wholly independent party.

          5.4          Where the LICENSED PRODUCTS are not sold, but are otherwise disposed of, the NET SELLING PRICE of such products, for the purpose of computing royalties, shall be the selling price at which products of a similar kind and quality, sold in similar quantities, are currently being offered for sale by the LICENSEE. Where such products are not currently being offered for sale by the LICENSEE, the NET SELLING PRICE of LICENSED PRODUCTS otherwise disposed of, for the purpose of computing royalties, shall be the average selling price at which products of a similar kind and quality, sold in similar quantities, are then being currently offered for sale by other manufacturers. Where such products are not currently sold or offered for sale by the LICENSEE or others, then the NET SELLING PRICE, for the purpose of computing royalties, shall be the LICENSEE's cost of manufacture, determined by LICENSEE's customary accounting procedures, plus twenty-five percent (25%).

          5.5          Where the LICENSED PRODUCTS are not sold separately, but are sold in combination with or as parts of other products, the NET SELLING PRICE of the LICENSED PRODUCTS so sold shall be calculated, for the purpose of computing royalties, by applying to the total NET SELLING PRICE (as defined above) of the combined or composite products a fractional multiplier having as its denominator the total manufacturing cost of the combined or composite products (determined in accordance with the LICENSEE's customary accounting procedures) and as its numerator the manufacturing cost of the included LICENSED PRODUCTS (similarly determined).

          5.6          Under this Agreement, the LICENSED PRODUCTS will be considered sold when invoiced, except that upon expiration of any patent covering such LICENSED PRODUCT, or upon termination of the license, all shipments made on or prior to the day of such expiration or termination which have not been invoiced prior thereto shall be considered sold (and therefore subject to royalty). Royalties paid on LICENSED PRODUCTS which are not accepted by the customer shall be credit to the LICENSEE.

          5.7          The LICENSEE shall pay to the LICENSOR royalties at a rate specified in this Article V on the LICENSED PRODUCTS covered by this Agreement concurrently with the submission of written reports required by Article VI. Consequently, royalty payments shall be made within thirty (30) days after the first days of each January and July. The LICENSEE shall use one-half of the annual minimum royalty amount in determining the royalty payment due the LICENSOR for the preceding six-month period.

          5.8          Payments shall be by check, in United States currency, made payable to the "National Aeronautics and Space Administration" and mailed to the LICENSOR at the address specified in Paragraph 15.1, Article XV of this Agreement.

          5.9          The LICENSOR shall assess interest, penalties, and administrative costs in accordance with the Federal Claims Collection Standards, 4 C.F.R. §§ 100-105, on all payments due the LICENSOR which are not timely paid by the LICENSEE.

ARTICLE VI

REPORTS

          6.1          The LICENSEE agrees to make written reports to the LICENSOR semiannually within thirty (30) days after the first days of each January and July during the life of this Agreement. The reports shall be an accounting of the business activity under this Agreement for the preceding six (6) months and shall include:

          (1)          a discussion of efforts the LICENSEE has made at utilizing the LICENSED PATENTS, particularly with respect to the LICENSEE's plan for development or marketing,

          (2)          if the LICENSEE has not achieved practical application, a discussion of when practical application can be expected,

          (3)          the number, description, and aggregate NET SELLING PRICES of the LICENSED PRODUCTS sold or otherwise disposed of during the preceding six (6) calendar months and upon which royalty is payable as provided in Article V,

          (4)          of the LICENSED PRODUCTS reported in subparagraph 6.1(3) above, the number, description, and aggregate NET SELLING PRICES of the LICENSED PRODUCTS sold for resale in accordance with Paragraph 5.3 of Article V,

          (5)          of the LICENSED PRODUCTS reported in subparagraph 6.1(3) above, the number, description, and aggregate NET

SELLING PRICES of the LICENSED PRODUCTS not sold, but otherwise disposed of, in accordance with Paragraph 5.4 of Article V,

          (6)          of the LICENSED PRODUCTS reported in subparagraph 6.1(3) above, the number, description, and aggregate NET SELLING PRICES of the LICENSED PRODUCTS sold in combination in accordance with Paragraph 5.5 of Article V,

          (7)          a clear, detailed calculation showing the total royalty that is payable to the LICENSOR during the preceding six (6) calendar months, and

          (8)          a summary of subparagraphs 6.1(3) through 6.1(7) above for all of the reporting periods since the effective date of this Agreement.

          6.2          The first written report shall include all LICENSED PRODUCTS sold or otherwise disposed of between the effective date of this Agreement and the date of such report. The LICENSEE also agrees to make a written report to the LICENSOR within thirty (30) days after the date of expiration or termination of this Agreement. This last report will include all LICENSED PRODUCTS sold or otherwise disposed of and not previously reported to the LICENSOR and upon which royalty is payable under this Agreement.

          6.3          The LICENSEE agrees to inform the LICENSOR promptly (before submittal of the first report) after the execution of this Agreement as to the specific nomenclature and type designations under which the LICENSEE will render bills covering the sales of the LICENSED PRODUCTS. The LICENSEE further agrees to inform the LICENSOR of any change or new designations which may subsequently be made or adopted for such LICENSED PRODUCTS sold under the license granted by this Agreement. The LICENSEE also agrees that it will invariably use the nomenclature and type designations so furnished to the LICENSOR when rendering bills for the LICENSED PRODUCTS sold under the license granted by this Agreement.

          6.4          All written reports submitted in accordance with this Article VI shall be treated by the LICENSOR, to the extent permitted by law, as commercial and financial information, which is privileged and confidential and not subject to disclosure under the Freedom of Information Act, 5 U.S.C. § 552.

ARTICLE VII

RECORDS, FILES, AND BOOKS

          7.1          The LICENSEE agrees to keep true and accurate records, file, and books of account containing all the data reasonably required for (1) the full computation and verification of the royalties to be paid and (2) the information to be given in the reports provided for in Article

VI. The LICENSEE further agrees to permit its records, files, and books to be examined from time to time to the extent necessary to verify such reports. The examinations will take place during normal business hours upon 30 days written notice to the LICENSEE and shall occur no more often than once a year. All records, files, and books shall be kept available by the LICENSEE for examination by an authorized representative of the LICENSOR for a two (2) year period following the termination or expiration of this Agreement.

ARTICLE VIII

PRODUCT MARKING AND ADVERTISEMENT

          8.1          The LICENSEE shall ensure that all LICENSED PRODUCTS are marked in accordance with 35 U.S.C. § 287 pertaining to the marking of patented articles.

          8.2          The LICENSEE agrees to mark all LICENSED PRODUCTS sold or otherwise disposed of by it under the license granted in this Agreement with the word "Patent(s)" and the patent number(s) of the applicable LICENSED PATENT(S). The LICENSEE may state in advertisements and/or on the LICENSED PRODUCTS that such PRODUCTS are made under a patent license from NASA. The letters 'NASA' (1) must be used in their normal typed or printed form, (2) must be the same size, style, color and intensity as the rest of the words in the sentence, and (3) must not be used in their stylized version as they appear in the NASA logotype insignia. Uses other than those expressly provided for in this Paragraph 8.2 shall require the express written approval of the LICENSOR. Approval by the LICENSOR shall be based on applicable law (e.g., 42 U.S.C. 2459b), regulations and policy governing the use of the words 'National Aeronautics and Space Administration' and the letters 'NASA.'

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

          9.1          Nothing in this Agreement shall be construed as:

          (1)          A warranty or representation by the LICENSOR as to the validity or scope of any LICENSED PATENT; or

          (2)          A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

          (3)          A requirement that the LICENSOR shall file any patent application, secure any patent, or maintain any patent in force; or

          (4)          An obligation to bring or prosecute actions or suits against third parties for infringement; or

          (5)          An obligation to furnish any manufacturing or technical information; or

          (6)          Conferring a right to use in advertising, publicity or otherwise the name of the inventor of the LICENSED INVENTION or the NASA name, seal, insignia, logotype insignia or any other adaptation without the prior written consent of the LICENSOR (except as otherwise provided in Paragraph 8.2 of Article VIII); or

          (7)          Precluding the export or sale for export from the United States of LICENSED PRODUCTS on which royalties shall have been paid as provided in Article V; or

          (8)          granting by implication, estoppel, or otherwise, any licenses or rights under any patent of the LICENSOR or any other person in any foreign country; or

          (9)          granting by implication, estoppel, or otherwise, any licenses or rights under patents of LICENSOR other than the LICENSED PATENTS, regardless or whether such other patents are dominant, subordinate, or an improvement to any LICENSED PATENT; or

          (10)          conferring upon any person (1) any immunity from or defenses under the antitrust laws, (2) any immunity from a charge of patent misuse, or (3) any immunity from the operation of state or Federal law.

          9.2          The LICENSOR makes no representations, extends no warranties of any kind, either express or implied, and assumes no responsibility whatever with respect to use, sale, or other disposition by the LICENSEE or its vendees or other transferees of products incorporating or made by the use of (1) inventions licensed under this Agreement or (2) information, if any, furnished under this Agreement.

          9.3          The LICENSEE will hold the LICENSOR harmless against all liabilities, demands, damages, expenses, or losses arising (1) out of the use by the LICENSEE or its transferees of inventions licensed or information furnished under this Agreement or (2) out of any use, sale, or other disposition by the LICENSEE or its transferees of products made by use of such inventions or information.

ARTICLE X

LICENSE TRANSFERABILITY

          10.1          The rights and licenses granted by the LICENSOR in this Agreement are personal to the LICENSEE and may not be assigned or otherwise transferred, except as provided in this Agreement, without the written consent of the LICENSOR. Any attempted assignment or transfer not in compliance with this Paragraph 10.1 shall be void and shall automatically terminate all rights of the LICENSEE under this Agreement. The LICENSEE further agrees not to sublicense or otherwise authorize any person or organization to make and sell the LICENSED PRODUCTS.

ARTICLE XI

TERM OF AGREEMENT

          11.1          This Agreement shall start as of the date the last party executes this Agreement, and shall continue for the lives of the LICENSED PATENTS, unless terminated in accordance with other provisions of this Agreement.

          11.2          The word "termination" and cognate words, such as "term" and "terminate," used in this Article XI are to be read, except where the contrary is specifically indicated, as omitting from their effect the following rights and obligations, all of which survive any termination to the degree necessary to permit their complete fulfillment or discharge:

          (1)          LICENSEE's obligation to supply a terminal report as specified in Paragraph 6.2 of Article VI of this Agreement.

          (2)          LICENSOR's right to receive or recover and LICENSEE's obligation to pay royalties accrued or accruable for payment at the time of any termination.

          (3)          LICENSEE's obligation to maintain records and LICENSOR's right to conduct a final audit in accordance with Article VII of this Agreement.

          (4)          Any cause of action or claim of LICENSOR accrued or to accrue, because of any breach or default by the LICENSER.

          (5)          Licenses, releases, and agreements of nonassertion running in favor of customers or transferees of LICENSEE in respect to products sold or transferred by LICENSES prior any termination and on which royalties shall have been paid as provided in Article V of this Agreement.

          11.3          This Agreement as it pertains to an individual LICENSED PATENT will terminate upon the expiration of the LICENSED PATENT. This Agreement as a whole will terminate upon the expiration of the last LICENSED PATENT, unless it is previously terminated in accordance with Article XII or XIII.

ARTICLE XII

TERMINATION BY LICENSEE

          12.1          The LICENSEE may prospectively terminate this Agreement as a whole upon ninety (90) days written notice to LICENSOR.

          12.2          Assertion by the LICENSEE, subsequent to the date of its execution of this Agreement, of the invalidity of any claim in any LICENSED PATENT, if coupled with or followed by--

          (1)          Withholding, or notice of intention to withhold, or denial of obligation to pay, royalties otherwise payable under this Agreement in respect to the LICENSEE's operations under such claim, or

          (2)          Initiation or participation in a suit challenging or denying the validity of such claim in reference to LICENSEE'S operations under this Agreement may, at the option of the LICENSOR, be conclusively presumed to constitute LICENSEE'S termination, as of the earliest provable date of such withholding, notice, denial, initiation, or participation, of its license in respect to such claim and of its obligation under this Agreement for payment of royalties in respect to LICENSEE's future operations under the claim (but not under any other claim).

          12.3          Nothing in this Agreement precludes the LICENSEE from contesting the validity of any LICENSED PATENT. In the event evidentiary material comes to the attention of the LICENSEE subsequent to the LICENSEE's execution of this Agreement which, in the judgment of the LICENSEE, bears on the validity or scope of any LICENSED PATENT, the LICENSOR will in good faith discuss with the LICENSEE whether such evidentiary material so affects the validity or scope of the LICENSED PATENT to which it is asserted to apply that the terms of the license in respect to such LICENSED PATENT should be modified.

          12.4          If, in any proceeding in which the validity, infringement, or priority of invention of any claim of any LICENSED PATENT licensed to the LICENSEE is in issue, a judgment or decree is entered which becomes not further reviewable through the exhaustion of all permissible applications for rehearing or review by a superior tribunal, or through the expiration of time permitted for such applications (below referred to as an "irrevocable judgment"), the construction placed upon any such claim by such irrevocable judgment shall thereafter be followed, not only as to such claim but as to all claims to which such construction applies, with respect to acts subsequently occurring. If such irrevocable judgment holds any claim invalid or is adverse to the patent as to inventorship, the LICENSEE shall be relieved prospectively (1) from including in its reports LICENSED PRODUCTS sold or otherwise disposed of covered only by such claim or any broader claim to which such irrevocable judgment is applicable, and (2) from the performance of those other acts which may be required by this Agreement only because of any such claim. However, if there are two or more conflicting irrevocable judgments with respect to the same claim, the decision of the higher tribunal shall be followed, but if the tribunals be of equal dignity, then the decision more favorable to the claim shall be followed until the less favorable decision has been followed by the irrevocable judgment of another tribunal of at least equal dignity. In the event of conflicting irrevocable judgments of the Supreme Court of the United States, the latest shall control.

ARTICLE XIII

TERMINATION BY LICENSOR

          13.1          The LICENSOR may, at its option, terminate this Agreement in whole or in part by giving notice in writing to such effect if:

          (1)          the LICENSEE shall at any time default in the payment of any royalty,

          (2)          the LICENSEE shall at any time default in the making of any report required by this Agreement,

          (3)          the LICENSEE is not executing the plan for development or marketing of the invention submitted with the LICENSEE's application for license and the LICENSEE cannot otherwise demonstrate to the satisfaction of the LICENSOR that the LICENSEE has taken or can be expected to take within a reasonable time effective steps to achieve practical application (as defined in Article IV),

          (4)          the LICENSEE fails to maintain practical application of the LICENSED PATENTS,

          (5)          the LICENSEE has willfully made a false statement or willfully omitted a material fact in the license application or in any report required by this Agreement,

          (6)          the LICENSEE shall commit any breach of any covenant contained in this Agreement, or

          13.2          the LICENSOR may also terminate this Agreement in whole or in part if the LICENSEE becomes insolvent. For purposes of this Agreement, insolvent or insolvency describes a situation where the LICENSEE (1) has stopped paying its debts (including royalty payments under this Agreement) in the ordinary course of business, (2) cannot pay its debts as they become due, or (3) is insolvent within the meaning of the the Federal Bankruptcy Code, 11 U.S.C. § 101(32). The LICENSEE must notify the LICENSOR within thirty (30) days of becoming insolvent. Failure by the LICENSEE to give notice of its insolvency to the LICENSOR shall be deemed a material, incurable breach and shall result in automatic termination of this Agreement. In addition, the LICENSEE must notify the LICENSOR of its intent to file a voluntary petition in bankruptcy or of another's involuntary petition in bankruptcy. This petition notice must be received by the LICENSEE thirty (30) days before filing the petition. Failure by the LICENSEE to give notice of the petition shall be deemed to be a material, prepetition, incurable breach and shall also result in automatic termination of this Agreement.

          13.3          Except where this Agreement is automatically terminated in accordance with Paragraph 13.2 above, before terminating this Agreement in whole or in part, the LICENSOR agrees to advise the LICENSEE in writing of the proposed termination and the reasons for the proposed termination. The LICENSEE will then be given thirty (30) days after the receipt of such notice to either (1) remedy the breach or default or (2) give just cause as to why the license should not be terminated. If the breach or default is not remedied or just cause is not given by the end of the thirty (30) day period, this Agreement will be terminated immediately by the LICENSOR.

ARTICLE XIV

DISPUTES AND APPLICABLE LAW

          14.1          All controversies and claims arising under or related to this Agreement shall be discussed mutually between the parties in good faith. Matters which are not resolved by mutual agreement shall be decided by the Associate General Counsel for Intellectual Property, NASA Headquarters, Washington, D.C., 20546. The Associate General Counsel for Intellectual Property shall reduce its decision to writing and mail a copy of the decision to the LICENSEE. The decision shall be final and conclusive unless the LICENSEE files a written appeal within thirty (30) days of receipt of such decision. The appeal will be considered timely filed if post-marked within the thirty (30) day period. The appeal shall be addressed to the Administrator, National Aeronautics and Space Administration, Washington, D.C. 20546. In connection with appeals under this Article XIV, the LICENSEE shall have an opportunity to be heard and to offer evidence in support of its appeal. The decision of the Administrator, or the duly authorized representative of the Administrator, shall be considered final agency action and may be appealed in a court of appropriate jurisdiction.

          14.2          This Agreement shall be construed, interpreted, and applied in accordance with Federal law of the United States.

ARTICLE XV

NOTICES

          15.1          Except as otherwise provided in Paragraph 15.2 below, notices under this Agreement, including correspondence items concerning the Agreement, shall be served upon the party to whom directed by depositing them postage prepaid in the U.S. mails, registered or certified with return receipt, and addressed to the served party as follows:

Director of Patent Licensing NASA Headquarters Mail Code GP Washington, D.C. 20546

Mr. Nicholas Anderson Power Efficiency Corporation 213 West 7th Street Plainfield, New Jersey 07062

          15.2          Notice served as provided in Paragraph 15.1 above shall be deemed given three (3) days following the date of deposit in the U.S. mails. If notice is given other than as provided in Paragraph 15.1 above, then the burden of proving service and receipt by the addressee shall be upon the party alleging service of notice. Either party may change its effective address by giving thirty (30) days notice of the new address in the manner provided in Paragraph 15.1 above. Failure of the LICENSEE to keep the LICENSOR apprised of its current mailing address shall result in automatic termination of this Agreement.

ARTICLE XVI

MISCELLANEOUS

          16.1          No member of or delegate to Congress, or resident commissioner, shall be admitted to any share or part of this Agreement, or to any benefit arising from it. However, this provision does not apply to this Agreement to the extent that this Agreement is made with a corporation for the corporation's general benefit.

          16.2          Forbearance by either party in enforcing any of the provisions of this Agreement (1) shall not be construed as a continuing waiver by such party of its rights to enforce such provisions at a later date, or (2) shall not in any way affect the validity of this Agreement.

          16.3          If any provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal or unenforceable, the remainder of the Agreement shall continue in effect.

ARTICLE XVII

INTEGRATION

          17.1          This instrument contains the entire and only agreement between the parties and supersedes all preexisting agreements between them respecting its subject matter. Any representation, promise, or condition in connection with such subject matter which is not incorporated in this Agreement shall not be binding upon either party. No modification, renewal, extension, waiver, or (except as provided in Articles XII and XIII of this Agreement) termination of this Agreement or any of its provisions shall be binding upon the party against whom enforcement of such modification, renewal, extension, waiver, or termination is sought, unless made in writing and signed on behalf of such party by one of its executive officers. As used in this Paragraph 17.1, the word "termination" includes any and all means of bringing to an end, prior to its expiration by its own terms, this Agreement, or any provision thereof, whether by release, discharge, abandonment, or otherwise.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and duly sealed in triplicate originals by its duly authorized representative.

LICENSOR:	United States of America

Date 5/9/95	By: Edward A. Frankle
General Counsel National Aeronautics and Space Administrator

LICENSEE:	Power Efficiency Corporation

Date Feb 9, 1995	By: Nicholas Anderson
Nicholas Anderson - President

NASA PATENTS COVERED BY POWER EFFICIENCY
CORPORATION LICENSE

U.S. Patent No.	Title	Expiration Date

4,266,177	Power Factor Control System for A.C. Induction Motors	5/5/98

4,404,511	Motor Power Factor Controller with a Reduced Voltage Starter	9/13/00

4,417,190	Control System for an Induction Motor with Energy Recovery	11/22/00

4,426,614	Pulsed Thyristor Trigger Control Circuit	l/17/01

4,433,276	Three Phase Power Factor Controller	2/21/01

4,439,718	Motor Control Circuit for A.C. Induction Motors	3/27/01

4,459,528	Phase Detector for Three-Phase Power Factor Controller	7/10/01

4,469,998	Three-Phase Power Factor Controller with Individual EMF Sensing	9/4/11